Execution Copy

OPTION AGREEMENT

by and among

LOGICAL CHOICE CORPORATION,

THE MAJORITY SHAREHOLDERS,

K LASER TECHNOLOGY, INC.

as Shareholders’ Representative,

appointed pursuant to the Share Purchase Agreement

and

VERT CAPITAL CORP.

January 31, 2015

List of Exhibits

Exhibit A	List of Majority Shareholders
Exhibit B	Series C Certificate of Designations
Exhibit C	Restated Certificate of Incorporation of the Company
Exhibit D	Capitalization of the Company

(i)

OPTION PURCHASE AGREEMENT

OPTION AGREEMENT (this “Agreement”), dated as of January 31, 2015, is made and entered into by and among:

K LASER TECHNOLOGY, INC., a Taiwan corporation (“K Laser”); the other Persons who are listed as the shareholders of EVEREST DISPLAY, INC., a corporation organized under the laws of Taiwan (“EDI”) on Exhibit A (“Majority Shareholders”); the Participating Minority Shareholders (as defined in the Share Purchase Agreement); LOGICAL CHOICE CORPORATION, a corporation organized under the laws of State of Nevada, USA (the “Company” or the “Parent”) and VERT CAPITAL CORP., a corporation organized under the laws of State of Delaware, USA (the “Vert”).

K Laser, the other Persons who are listed as Majority Shareholders on Exhibit A, and the Participating Minority Shareholders (as defined in the Share Purchase Agreement) are hereinafter collectively referred to as the “Option Holders.”

K Laser shall be appointed as Shareholders’ Representative pursuant to the Share Purchase Agreement.

WITNESSETH:

WHEREAS, upon the terms, in the manner and subject to the conditions set forth in a share purchase agreement, dated as of January 31, 2015 (the “Share Purchase Agreement”) among the Option Holders, the Company, K Laser Technology, Inc., a corporation organized under the laws of Taiwan, Boxlight Display Inc., a corporation organized under the laws of Taiwan and Vert, whereby the Option Holders have agreed to sell to the Company and the Company has agreed to purchase from the Option Holders, the “Subject Shares”; and

WHEREAS, upon the terms, in the manner and subject to the conditions set forth in this Agreement the Company has agreed to grant to the Option Holders an option to make an investment in shares of Series C Preferred Stock (as hereinafter defined) of the Company.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereto hereby agree as follows:

Article I

OPTION TO PURCHASE OPTION SHARES

1.1 The Option, the Option Shares and Additional Preferred Stock.

(a) Option. On the terms and subject to the conditions set forth in this Agreement, for USD$10.00 and other good and valuable consideration, the Company hereby grants unto the Option Holders an irrevocable and unconditional right and option (the “Option”) to purchase, an aggregate number of (i) shares of Series C Preferred Stock (as defined in the Certificate of Designations annexed hereto as Exhibit B and made a part hereof (the “Series C Certificate of Designations”)) authorized in the Series C Certificate of Designations to be issued pursuant to the terms of this Agreement and (ii) such additional shares of Series C Preferred Stock as shall be required to be issued to pay the dividends, if any, paid or payable on outstanding shares of Series C Preferred Stock (collectively, the “Option Shares”).

(b) Terms of the Option Shares. The Option Shares shall have the rights, privileges, designations and preferences of the Series C Preferred Stock of the Company that are set forth in the Series C Certificate of Designations.

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1.2 Exercise of the Option.

(a) Exercise of the Option. At the Closing (as defined in the Share Purchase Agreement) and upon the payment of the Purchase Price pursuant to the Share Purchase Agreement on the Closing Date: (i) each of the Option Holders shall automatically exercise the Option in full, and the Option shall be deemed to be automatically exercised in full by each of the Option Holders, with no partial exercise of the Option permitted, and (ii) , upon the occurrence of a Liquidity Event (as defined in the Series C Certificate of Designation) all of the Option Shares shall automatically convert into that number of shares of Common Stock of the Company equal to the Automatic Conversion Shares (as defined in the Series C Certificate of Designation).

(b) Method of Exercise of Option. On the Closing Date, the Company or the “Purchaser” under the Share Purchase Agreement shall make payment of the Purchase Price in cash pursuant to such Share Purchase Agreement, each Option Holder shall pay his or its pro-rata portion of the Option Price referred to in Section 1.3 below to the Company in cash.

(c) Allocation of Option Shares. Upon exercise of the Option, the Option Shares shall be issued to each of the Option Holders in accordance with Schedule 1.2(c) of this Agreement.

1.3 Option Price.

(a) Upon exercise of the Option pursuant to Section 1.2(a), the Option Holders, as a group, shall pay the Company a purchase price equal to the Purchase Price (the “Option Price”).

(b) Each Option Holder shall pay his, her or its allocable pro-rata share of the Option Price in accordance with either Section 1.2(b)(i) or Section 1.2(b)(ii) above, depending upon the method by which the Purchase Price is paid by the Purchaser or the Company. The Option Price for each Option Holder shall be calculated by multiplying the total Option Price by a fraction, (x) the numerator of which is the number of the Subject Shares sold to the Company under the Share Purchase Agreement by each Option Holder, and (y) the denominator of which is the number representing all of the Subject Shares sold by the Option Holders to the Company under the Share Purchase Agreement.

(c) The Option Price shall be paid by each of the Option Holders, either in cash by wire transfer of immediately available funds to a bank account designated by the Company, or by application of such Option Holder’s allocable portion of the Purchase Price from the sale of the Subject Shares under the Share Purchase Agreement, in accordance with the provisions of Section 1.2(b)(ii) above.

1.4 Closings.

(a) Upon the terms and subject to the conditions set forth herein, exercise of the Option and the closing of the issuance and sale and the purchase of the Option Shares and related transactions under this Option Agreement (the “Closing”) will take place at 10:00 a.m., Taiwan time, on a date which shall be simultaneous with the Closing Date of the transactions contemplated by the Share Purchase Agreement. The Closing shall be held at the offices of White & Case, attorneys at law, and United States counsel to the Everest Group and the Option Holders in Palo Alto, California, unless another place is agreed to in writing by the parties hereto, and the actual date of the Closing is hereinafter referred to as the “Closing Date.” Notwithstanding the foregoing, in no event shall the Closing of the exercise of the Option be earlier than or later than the Closing Date under the Share Purchase Agreement, and, unless otherwise agreed to by the Company and the “Shareholders Representative” (as defined in the Share Purchase Agreement), in no event shall such Closing of the exercise of the Option be later than the March 31, 2015 “Outside Closing Date” under the Share Purchase Agreement.

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(b) Notwithstanding anything to the contrary, express or implied, contained in the Transaction Documents (as defined in the Share Purchase Agreement), the obligations of the parties to consummate the transactions contemplated by the Share Purchase Agreement and this Agreement shall be subject to the simultaneous closings of the Share Purchase Agreement and this Option Agreement, including the payment of the Purchase Price under the Share Purchase Agreement, the payment of the Option Price and the exercise in full of the Option.

Article II

AGREEMENTS OF THE PARTIES

2.1 Proposed Acquisitions and Issuance of Acquisition Securities. The Parties hereto acknowledge that Vert and the Company represent and warrant to the Option Holders as follows:

(a) Capitalization of the Company. As at the date of this Agreement, the Company is authorized by its Restated Articles of Incorporation in the form of Exhibit C annexed hereto, to issue an aggregate of two hundred and fifty million (250,000,000) shares of capital stock, $0.0001 par value per share, of which two hundred million (200,000,000) shares are designated as common stock, of which one hundred and fifty million (150,000,000) shares are designated as Class A voting common stock (the “Company Class A Common Stock”) and fifty million (50,000,000) shares are designated as Class B non-voting common stock (the “Company Class B Common Stock” and together with the Company Class A Common Stock, the “Company Common Stock”) and fifty million (50,000,000) shares are designated as preferred stock (the “Company Preferred Stock.” The Company Common Stock and the Company Preferred Stock is collectively referred to as the “Company Capital Stock”). As at the date of this Agreement, the record and beneficial owners of the Company Capital Stock and number of shares and class of Company Capital Stock owned by each of the Persons who are set forth on Exhibit D annexed hereto and made a part hereof. As at the date of this Agreement, an aggregate of (i) twenty-five million six hundred thousand (25,600,000) shares of Company Class A Common Stock are issued and no Company Class B Common Stock is issued.

(b) Acquisition of Globisens. As of the date of this Agreement, the Company has entered into a share exchange agreement to acquire, immediately following consummation of a Liquidity Event, 100% of the share capital of Globisens, Ltd., an Israeli corporation (“Globisens”) in consideration for the payment of $2,500,000 in cash, plus the issuance of $2,750,000 of Company Common Stock, (valued at the initial per share price of Company Common Stock issued in the Company IPO) but in no event less than four and 375/1000 percent (4.375%) of the Fully-Diluted Common Stock of the Company (as defined in the Share Purchase Agreement) on the date of the Liquidity Event. The closing of the acquisition of Globisens shall occur promptly following the acquisition by the Company of the Subject Shares under the Share Purchase Agreement and the exercise of the Option and issuance of the Option Shares pursuant to this Agreement.

(c) Acquisition of Genesis. As at the date of this Agreement, Vert has assigned and transferred 100% of the membership interests in Genesis Collaboration LLC, a Georgia limited liability Company (“Genesis”) to the Company and the Company has agreed to issue to the four former members of Genesis 1,000,000 shares of Series B preferred stock of the Company (the “Series B Preferred Stock which is automatically convertible into four percent (4%) of the Fully-Diluted Common Stock of the Company (as defined in the Share Purchase Agreement) on the date of the Liquidity Event. The closing of the acquisition of Genesis shall occur promptly following the acquisition by the Company of the Subject Shares under the Share Purchase Agreement and the exercise of the Option and issuance of the Option Shares pursuant to this Agreement, and the acquisition of Globisens contemplated by Section 2.1(b) above.

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(d) Issuance of Series A Conversion Shares. Following consummation of the Company IPO, the Company intends to issue to a trustee designated by Vert, a total of 2,500,000 shares of the Company’s Series A Preferred Stock which is to be converted into 2,500,000 shares of Company Common Stock (the “Series A Conversion Shares”). Following the registration of the Series A Conversion Shares under the Securities Act of 1933, as amended, such 2,500,000 Series A Conversion Shares shall be issued to former employees and stockholders of an Affiliate of Vert, subject to a one year restriction on resale of such shares of Series A Conversion Shares.

(e) Conversion of the Option Shares. As set forth in the Series C Certificate of Designation, upon the consummation of the Company IPO, the shares of Fully-Diluted Common Stock of the Company to be issued to the Option Holders shall have a minimum “Market Value” (as defined in the Share Purchase Agreement) of not less than $16,460,000, represent not less than 20.575% of the Fully-Diluted Common Stock of the Company and be the Company Class A Common Stock. In the event that the Subject Shares and any additional Everest Existing Shares purchased by the Company under the Share Purchase Agreement are in excess of 82.3% of the Existing Everest Shares, then the number of shares of Fully-Diluted Company Common Stock issued to the Option Holders and other Everest Display shareholders shall be increased to a maximum of 25% of the Fully-Diluted Company Common Stock.

(f) Closing of Acquisitions. To avoid potential adverse accounting treatment, for all purposes of the Share Purchase Agreement, this Agreement and the transaction documents relating to the Genesis and Globisens acquisitions, the acquisition of the Subject Shares under the Share Purchase Agreement shall be consummated on the Closing Date prior to the acquisitions of Genesis and Globisens.

(g) Fully-Diluted Common Stock. Based on (i) the Subject Shares purchased by the Company under the Share Purchase Agreement represents 82.3% of the 33,000,000 Existing Everest Shares (as defined in the Share Purchase Agreement), and (ii) the acquisitions of Genesis, EDI and Globisens are consummated, immediately following a Liquidity Event (but excluding shares of Company Common Stock or warrants issued in connection with the Company IPO or other Liquidity Event), the outstanding Fully-Diluted Common Stock of the Company would be as follows:

Stockholder Group	Fully-Diluted Company Common Stock
	No. of Shares	%

Vert Capital Corp.	16,000,000	28.584%
Other Investors	9,600,000	17.150%
Stock Purchase Warrants	5,150,000	9.200%
Logical Choice Technologies Former Stockholders	2,500,000	4.466%
Logical Choice Corporation Employee Stock Option Pool	5,300,000	9.468%
Everest Display, Inc. Majority Stockholders Option Shares	9,986,500	17.841	%(*)
Everest Display, Inc. Stock Option Pool	2,554,550	4.564%
Everest Display, Inc. Transaction Bonus Shares	798,920	1.427%
Globisens Stockholders	1,847,000	3.300%
Genesis Collaboration, LLC Former Members	2,239,000	4.000%
Fully-Diluted Common Stock	55,975,970	100.000%
Everest Display Inc. Majority Stockholders
Additional Adjustment Shares (see Section 2.1(i) below)	1,653,000
Total Fully-Diluted Common Stock, as Adjusted	57,628,970

(*) Upon the occurrence of a Liquidity Event, the shares of Fully-Diluted Common Stock issued to the Everest Display Inc. Majority Stockholders shall have a minimum “Market Value” (as defined in the Share Purchase Agreement) of not less than $16,460,000, represent not less than 20.575% of the Fully-Diluted Common Stock of the Company and be the Company Class A Common Stock. In the event that the Subject Shares and any additional Everest common shares purchased by the Company under the Share Purchase Agreement are in excess of 82.3% of the Existing Everest Shares, then the number of shares of Fully-Diluted Company Common Stock issued to the Option Holders and other Everest Display shareholders shall be increased to a maximum of 25% of the Fully-Diluted Company Common Stock.

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(h) Transaction Bonus Shares. In addition to the Option Shares, on the Closing Date, the Company shall issue to the Option Holders additional shares of Company Class A Common Stock representing eight (8.0%) percent of the number of the “Conversion Shares” referred to below (the “Transaction Bonus Shares”).

(i) Adjustment Shares. Based on the Company’s acquisition of 82.3% of the Existing Everest Shares, the shares of Company Class A Common Stock issued to the Option Holders upon conversion of the Option Shares (the “Conversion Shares”) should represent 20.575% of the Fully-Diluted Common Stock of the Company having a minimum Market Value of not less than $16,460,000 and the Transaction Bonus Shares should represent 8% of the number of the Conversion Shares, so that the total number of Conversion Shares and Transaction Bonus Shares to be issued to the Option Holders on and immediately following the Closing Date should represent an aggregate of 22.221% of the Fully-Diluted Common Stock. Since based on the timing of the acquisitions, the above Conversion Shares and Transaction Bonus Shares only represent a total of 19.268% of the Fully-Diluted Common Stock, at Closing the Option Holders shall receive upon conversion of their Option Shares additional shares of Company Class A Common Stock representing 2.953% of the Fully-Diluted Common stock, as adjusted.  By multiplying the Closing Fully-Diluted Common Stock by a factor of 1.02953 (100.000% plus an additional 2.953%) results in an additional 1,653,000 shares of Company Class A Common Stock (the “Adjustment Shares”).   In addition, the Option Holders are to receive stock option entitling them to purchase additional shares of Company Class A Common Stock representing five (5%) of the Fully-Diluted Common Stock of the Company as at the Closing Date. Accordingly, the Everest Display Stock Option Pool shall be increased by 244,249 shares of Company Class A Common Stock to represent 5.0% of the 55,975,970 shares of Fully Diluted Common Stock.

(j) Issuance of Class B Common Stock. All shares of Company Common Stock to be issued upon exercise of stock options in the Logical Choice Corporation Employee Stock Option Pool and the Everest Display Stock Option Pool shall be issued as shares of Company Class B Common Stock. The Company Class A Common Stock and the Company Class B Common Stock shall rank equally and be identical in all respects, except that the holders of Company Class B Common Stock shall not be entitled to vote for or consent to the election of directors or with respect to any other matters submitted to the vote or consent of stockholders of the Company. Notwithstanding any provision under this Agreement to the contrary, the Conversion Shares, Transaction Bonus Shares and Adjustment Shares (shall be issued as Company Class A Common Stock by the Company and shall be entitled to vote for or consent of stockholders of the Company. With respect to the Class B Common Stock issuable upon exercise of stock options granted in the Logical Choice Corporation Employee Stock Option Pool and the Everest Display Stock Option Pool, such shares of Class B Common Stock (collectively, the “Option Pool Shares”) shall, following the Company’s IPO, be registered for resale under the Securities Act on a short Form S-8 registration statement and therefore publicly tradable on the National Securities Exchange.

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(k) Additional Acquisitions of Target Companies. Prior or subsequent to the Closing and a Liquidity Event, in order to enhance shareholder value, in addition to the acquisitions of Genesis and Globisens, the Company shall use its commercially reasonable efforts to consummate one or more acquisitions (collectively, the “Acquisitions”) of all or a majority the capital stock or other equity of one or more corporations or limited liability companies which are not Affiliates of the Company or Vert (each, individually, a “Target Company” and, collectively, the “Target Companies”) and which are engaged in the Business.

(l) Acquisition Securities. As used in this Agreement, the term “Acquisition Securities” shall mean and include all Company Common Stock, convertible notes or convertible debentures of the Company, all shares of Series C Preferred Stock issued to the Option Holders under this Option Agreement and all other shares of Acquisition Preferred Stock, if any, that may be issued prior to or become issuable contemporaneously with the date of consummation of the Liquidity Event in connection with the acquisition of the assets, securities or businesses of any other Person.

(m) Other Adjustments.

(i) In the event and to the extent that any of the Acquisitions of the Target Companies referred to above shall not occur or the Fully-Diluted Common Stock of Parent at the time of the Liquidity Event shall be other than the estimated 55,975,970 shares of Fully-Diluted Common Stock of Parent referred to above, the number of Automatic Conversion Shares (as defined in the Series C Certificate of Designations) shall be appropriately adjusted to reflect the number of shares equal to the product of the Selling Parties’ Percentage and the then-outstanding number of shares of Fully-Diluted Common Stock of Parent. In addition, in the event that the Company shall at any time on or after the Closing Date subdivide (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the number of Automatic Conversion Shares will be proportionately adjusted to reflect the number of shares equal to the product of the Selling Parties’ Percentage and the then-outstanding number of shares of Fully-Diluted Common Stock of Parent. If the Company at any time on or after the Closing Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the number of Automatic Conversion Shares will be proportionately adjusted to reflect the number of shares equal to the product of the Selling Parties’ Percentage and the then-outstanding number of shares of Fully-Diluted Common Stock of Parent. If the Company enters into signed definitive acquisition agreements in connection with the Acquisitions of the Target Companies, the number of Automatic Conversion Shares will be proportionately adjusted to reflect the number of shares equal to the product of the Selling Parties’ Percentage and the sum of the number of shares of Fully-Diluted Common Stock of Parent then-outstanding and all Acquisition Securities issuable pursuant to such signed definitive acquisition agreements.

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(ii) Any adjustment under this Section 2.1(m) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(iii) Upon the occurrence of any adjustment under this Section 2.1(m), the Company shall notify the Option Holders in accordance with Section 3.2 of such adjustment and provide to the Option Holders the relevant documents containing the details of such adjustment, including, but not limited to the official stock ledger of the Company.

2.2 Required Consent. Notwithstanding the foregoing, or any other provision of the Share Purchase Agreement or this Option Agreement to the contrary, the final terms and conditions of any Reverse Merger Transaction or Sale of Control Transaction proposed to be entered into by the Company on or before the Closing Date shall be subject to the prior approval and consent of the Shareholders’ Representative.

2.3 Certain Definitions. As used in this Option Agreement, capitalized terms used in this Agreement, but not otherwise defined elsewhere in this Agreement shall have the meanings given to them in the Share Purchase Agreement or the Series C Certificate of Designations.

2.4 Agreements, Filings, Financial and Other Information. On or before the Closing Date, the Company shall furnish to the Option Holders and their authorized representatives reasonable and timely access to information, financial or otherwise, necessary in order to satisfy the requirements for the Option Holders’ legal and internal compliance obligations, including, but not limited to (i) true and complete copies of all agreements, registration statements, financial information and other documentation required to be executed or filed with the SEC in connection with consummating any one or more Liquidity Event, and (ii) a letter of valuation of the Company and its Target Companies by Wellington Shields & Company or other reputable investment bankers.

2.5 Lock Up Agreements. In connection with any IPO (as defined in the Share Purchase Agreement) or a Reverse Merger Transaction, if the underwriter of Company securities requests that certain existing stockholders of Company agree, for a period of time, not to sell, transfer, hypothecate or otherwise assign (collectively, “Transfer”) a portion of the equity securities owned by them, the Option Holders do hereby covenant and agree that they shall use their commercially reasonable efforts to cause those persons who hold five percent or more of the Fully-Diluted Common Stock of Parent (the “Principal Shareholders”) to execute and deliver an agreement, in form and content satisfactory to the board of directors of Company, pursuant to which, inter alia, the Principal Shareholders or their assignees or nominees (the “Lock-up Parties”) shall agree not to effect any Transfer (except to members of their immediate families or trusts for the benefit of such family members) of any shares of the Fully-Diluted Common Stock of Parent or Series C Preferred Stock then owned of record or beneficially by them for such period of time as shall be specified in such agreement (the “Lock-up Agreement”). Notwithstanding the foregoing, the Lock-up Parties shall only be required to execute a Lock-up Agreement if (i) Vert, and the executive officers and directors of the Company and the other shareholders of the Company are also required to execute Lock-up Agreements containing substantially identical terms and conditions, including, but not limited to, the period of restrictions on Transfer; and (ii) the period of restrictions on Transfer does not exceed 180 days from the date of such Lock-up Agreement.

2.6 Stock Options. On or before the Closing Date, the Company shall establish a stock option plan solely for the benefit of employees of the Everest Group, pursuant to which inter alia, such individuals may be issued stock option grants of the Company that represent on an aggregate basis five (5%) percent of the Fully-Diluted Common Stock of Parent and which vests annually in equal installments over a four (4) year period (commencing one year after the Closing Date). The allocation of initial stock option grants to be issued thereunder shall be determined in good faith jointly by the Company and the Shareholders’ Representative.

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2.7 Approvals. Each of the conditions to closing in Section 6 of the Share Purchase Agreement shall have been satisfied or waived in writing at or before the Closing Date under the terms of the Share Purchase Agreement.

2.8 Registration Rights. Following consummation of the IPO, in the event and to the extent that the Company intends to file a registration statement under the Securities Act to register shares of Common Stock of the Company for the account of any other stockholder of the Company (a “Resale Registration Statement”), not later than thirty days prior to the filing of such Resale Registration Statement with the SEC, the Company shall give prompt written notice to the Holders of its intention to do so. Unless waived in writing by any Holder, the Company shall offer to the Holders to cause not less than twenty-five percent (25%) of all shares of Common Stock of the Company that are and will be included in such Resale Registration Statement to consist of shares of Common Stock that are be held of record and beneficially by the Holders, including those held as a result of, or issuable upon, the conversion or exercise of the Series C Preferred Stock (the “Registrable Securities”). In such connection, the Company shall use its best efforts to cause the Registrable Securities to be registered under the Securities Act with the other securities which the Company at the time proposes to register to permit the sale or other disposition by the Holders of the Registrable Securities to be so registered, including, if necessary, by filing with the Securities and Exchange Commission a post-effective amendment or a supplement to the Resale Registration Statement filed by the Company or the prospectus related thereto. There is no limitation on the number of such Resale Registration Statements to which the Holders are entitled to participate in pursuant to this Section 2.8; provided, that the Holders as well as all other Persons participating in such Resale Registration Statement shall provide appropriate indemnification to the Company with respect to any disclosures made therein with respect to such Holder(s). All such Registrable Securities shall, however, be subject to the limitations on transfer set forth in Section 11 of the Certificate of Designations.

In addition to, and not in lieu of the above, but subject at all times to the prior written approval or consent of the managing underwriter in connection with the Company’s IPO, the Company shall use its good faith efforts to include in the registration statement related to such IPO, (the “IPO Registration Statement”) up to 30% of the Registrable Securities owned by Holders; provided, that (a) such Holders are not officers, directors or owners of more than 9.9% of the Registrable Securities then owned by all Holders, and (b) all such Registrable Securities included in such IPO Registration Statement do not exceed 7.5% of the total number of shares of Common Stock of the Company issuable upon automatic conversion of the Option Shares.

2.9 Change of Name. Following the execution of this Agreement but prior to the consummation of the Company IPO, the Company will change its corporate name to Boxlight Corporation.

Article III

GENERAL PROVISIONS

3.1 Publicity. No publicity release or announcement concerning this Agreement, the Transaction Documents or the transactions contemplated hereby and thereby shall be issued without advance approval of the form and substance thereof by the Parties, except as may otherwise be required by Law (in which case the party making such release or announcement will provide concurrent or, if practicable, prior notice to the other Parties hereto).

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3.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made on (a) delivery thereof, if by hand; (b) upon receipt, if sent by mail (registered or certified mail, postage prepaid, return receipt requested); (c) on the second Business Day following deposit, if sent by a recognized overnight delivery service; or (d) upon transmission, if sent by facsimile transmission (in each case with receipt verified by electronic confirmation), in each case as follows:

(i) if to Company or Vert, to:

Boxlight Display, Inc. and

Logical Choice Corporation

c/o Vert Capital Corp.

10951 W. Pico Blvd. STE 204

Los Angeles, CA 90064

Telephone: (310) 785-6600

Facsimile No.: (310) 785-6616

Attn: Adam Levin, CEO

(ii) if to Option Holders or to Shareholders’ Representative, to:

K Laser Technology, Inc.

No. 1, Li Hsin Road VI Science-Based Indurstrial Park, Hsinchu, Taiwan

Attention: Alex Kuo, Chairman

Telephone:+ 886 3 577 0316

Facsimile No: + 886 3 563 8430

with a copy to: CKR Law LLP 1330 Avenue of the Americas, 35th floor New York, NY 10019 Attention: Stephen A. Weiss Telephone: (212) 400-6900 Cell Phone: (917) 797-0015 Email: sweiss@ckrlaw.com with copies to:

Chen & Lin Attorney at Law

Bank Tower,12th Floor, 205 Tun Hwa North Road,

Taipei, Taiwan 105

Attn: Grace Yu, Esq.

Phone:  886-2-27150270

Direct Dial: 886-2-25147510

Email: graceyu@chenandlin.com

White & Case

3000 El Camino Real

5 Palo Alto Square, 9th Floor

Palo Alto, CA  94306

Attn: Eric Hwang

Phone: 650-213-0388

Email: eric.hwang@whitecase.com

provided, that each party hereto shall promptly notify the other Parties hereto of any change in its contact information, which revised contact information shall thereafter be for purposes of this Section 3.2 until further revised.

3.3 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the Transaction Documents contain the entire agreement among the Parties with respect to the purchase of the Merger and related transactions and supersede all prior agreements, written or oral, with respect thereto.

3.4 Incorporation by Reference. All of the representations and warranties of the Parties contained in the Share Purchase Agreement and all of their respective covenants and agreement contained therein, are hereby incorporated by this reference into this Agreement, and may be relied upon by the Party or Parties for whose benefit such representations, warranties, covenants or agreement were given.

3.5 Waivers and Amendments. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the Parties hereto or, in the case of a waiver, by the party waiving compliance.  No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.  The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which any party may otherwise have at law or in equity.

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3.6 Exhibits and Schedules. The Exhibits and Schedules to this Agreement are a part of this Agreement as if set forth in full herein. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

3.7 Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

3.8 Counterparts. This Agreement may be executed in one or more original or facsimile counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

3.9 Construction and Interpretation. The Parties acknowledge and agree that this Agreement has been freely negotiated and shall be deemed to have been drafted by the Parties jointly. Accordingly, no court should construe any provision for or against any party as a result of such party being involved in the drafting of this Agreement.

3.10 Assignment. No party may assign or delegate all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other Parties to this Agreement.

3.11 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and, except as otherwise expressly provided herein, nothing contained in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

3.12 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties hereto shall negotiate in good faith to, or the court making such a determination shall, modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the effect that the transactions contemplated hereby are fulfilled to the extent possible.

3.13 Specific Performance. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any jurisdiction permitted under this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

3.14 Governing Law; Forum. This Agreement and shall be governed by the laws of the State of Delaware, United States of America. The Parties hereto do hereby consent and submit to the venue and jurisdiction of the state or federal courts residing in the state of Delaware as the sole and exclusive forum for such matters of disputes, and further agree that, in the event of any action or suit as to any matters of dispute among the Parties, service of process may be made upon the other party by mailing a copy of the summons and/or complaint to the other party at the address set forth herein. Notwithstanding anything to the contrary contained herein, the Parties may seek equitable relief, or enforce any final judgment of any such federal or state court residing in the state of Delaware, in any other jurisdiction in any manner provided by applicable law.

Balance of page left blank – signature pages to follow

10

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Agreement on the date first above written.

Company:	LOGICAL CHOICE CORPORATION

By:
	Name:	Mark Elliott
	Title:	CEO

Vert:	VERT CAPITAL CORP

By:
	Name:	Michael Pope
	Title:	Managing Director

Option Holders:	K LASER TECHNOLOGY INC.

By:
	Name:	Alex Kuo
	Title:	Chairman

Option Holders:	OTHER OPTION HOLDERS

林慶龍

By:

	Name:	林慶龍

Option Holders:	OTHER OPTION HOLDERS

林秀淩

By:

	Name:	林秀淩

Option Holders:	OTHER OPTION HOLDERS

唐逸中

By:

	Name:	唐逸中

Option Holders:	OTHER OPTION HOLDERS

陳際榮

By:

	Name:	陳際榮

Option Holders:	OTHER OPTION HOLDERS

呂世傑

By:

	Name:	呂世傑

Option Holders:	OTHER OPTION HOLDERS

瑜得科技股份有限公司

(ULTMOST TECHNOLOGY CORP.)

By:

Name:

Title:

Option Holders:	OTHER OPTION HOLDERS

英屬維京群島商貝斯通有限公司

(BEST TONE ASSOCIATES LTD.)

By:

Name:

Title:

Option Holders:	OTHER OPTION HOLDERS

英屬維京群島商新界科技有限公司

(NEWEDGE TECHNOLOGY LTD.)

By:

Name:

Title:

Option Holders:	OTHER OPTION HOLDERS

瑜得電子有限公司

(ULTMOST ELECTRONIC LTD.)

By:

Name:

Title:

Option Holders:	OTHER OPTION HOLDERS

香港華得電子有限公司

(CLAVIS LTD.)

By:

Name:

Title:

Option Holders:	OTHER OPTION HOLDERS

英屬維京群島商 MW CAPITAL INC.

(MW CAPITAL INC.)

By:

Name:

Title:

Option Holders:	OTHER OPTION HOLDERS

By:

Name:

Option Holders:	OTHER OPTION HOLDERS

李美慧

By:

	Name:	李美慧

Option Holders:	OTHER OPTION HOLDERS

吳清課

By:

	Name:	吳清課

Option Holders:	OTHER OPTION HOLDERS

賴榮秀

By:

	Name:	賴榮秀

Exhibit A

list of Majority shareholders

MAJORITY SHAREHOLDERS
Name	Number of Shares of Everest Display, Inc. Owned
林慶龍	75,900
林秀淩	105,329
唐逸中	121,000
陳際榮	121,550
呂世傑	112,200
光群雷射科技股份有限公司 (K-LASER TECHNOLOGY INC.)	11,767,856
瑜得科技股份有限公司 (ULTMOST TECHNOLOGY CORP.)	1,848,550
英屬維京群島商貝斯通有限公司 (BEST TONE ASSOCIATES LTD.)	970,200
英屬維京群島商新界科技有限公司 (NEWEDGE TECHNOLOGY LTD.)	970,200
瑜得電子有限公司 (ULTMOST ELECTRONIC LTD.)	970,200
香港華得電子有限公司 (CLAVIS LTD.)	970,200
英屬維京群島商 MW CAPITAL INC. (MW CAPITAL INC.)	550,000
[to be provided shortly]	5,925,924
李美慧	1,000,000
吳清課	1,435,530
賴榮秀	214,198

Exhibit B

series c CErtificate of designations

Exhibit C

restated ARTICLES of incorporation of the Company

See Attached

Exhibit D

CAPITALIZATION OF

LOGICAL CHOICE CORPORATION

(A Nevada Corporation)

Name of Owners of Company Class A Common Stock	Share No.
VERT CAPITAL CORPORATION	16,000,000
The Following Persons and Entities Designated by Vert Capital Corporation:
Lackamoola, LLC	320,000
Elliot Weiss	30,000
Herbert Myers (in exchange for relinquishing Boxlight Trademark	250,000
Westbourne Holdings Ltd.	2,250,000
Gross Children Family Trust II	2,000,000
CAELLM Ventures LLC	1,500,000
Huston Barnet, Inc.	1,250,000
Roma Ventures, LLC	1,000,000
Forbes Henry, LLC	1,000,000
Name of Owners of Company Class B Common Stock	0

Total	25,600,000

Name of Owners of Series A Preferred Stock	Share No.
Logical Choice Corporation (Delaware)	1,588,464
Approximately 50 former minority stockholders of Logical Choice Technologies, Inc., a Georgia corporation, now inactive (shares to be issued post-IPO)	911,536
Total	2,500,000

Name of Owners of Series B Preferred Stock	Share No.
The four former members of Genesis Collaboration LLC:
Mark Elliot	401,550
John Cox	401,550
OSS	401,550
Renova	401,550
Total	1,606,200

SCHEDULE 1.2(c)

Allocation of the Option Shares and Conversion Shares

Name	Number and Percentage of Shares of Everest Display, Inc. Owned	No. of Option Shares Owned (*)	No. of Common Shares owned upon Conversion (**)
林慶龍	75,900 (0.027947%)	754.569	35,528.91
林秀淩	105,329 (0.038783%)	1,047.141	45,141.47
唐逸中	121,000 (0.044553%)	1,202.931	51,857.46
陳際榮	121,550 (0.044755%)	1,208.385	52,092.58
呂世傑	112,200 (0.041312%	1,115.424	48,985.10
光群雷射科技股份有限公司 (K-LASER TECHNOLOGY INC.)	11,767,856 (43.329749%)	116,990.322	5,043,366.13
瑜得科技股份有限公司 (ULTMOST TECHNOLOGY CORP.)	1,848,550 (6.806440%)	18,377.388	792,235.58
英屬維京群島商貝斯通有限公司 (BEST TONE ASSOCIATES LTD.)	970,200 (3.572318%)	9,645.259	415,799.95
英屬維京群島商新界科技有限公司 (NEWEDGE TECHNOLOGY LTD.)	970,200 (3.572318%)	9,645.259	415,799.95
瑜得電子有限公司 (ULTMOST ELECTRONIC LTD.)	970,200 (3.572318%)	9,645.259	415,799.95
香港華得電子有限公司 (CLAVIS LTD.)	970,200 (3.572318%)	9,645.259	415,799.95
英屬維京群島商 MW CAPITAL INC. (MW CAPITAL INC.)	550,000 (2.025124%)	5,467.835	235,714.31
[to be provided shortly]	5,925,924 (21.819506%)	58,912.666	2,539,681.40
李美慧	1,000,000 (3.682043%)	9,941.516	428,571.39
吳清課	1,435,530 (5.285683%)	14,271.344	615,227.07
賴榮秀	214,198 (0.078869%)	2,129.463	91,820.41
Total	27,158,837 (100.000000%)	270,000.000 (100.000%)	11,639,500.00 (***)

(*) Shares of Series C Convertible Preferred Stock under Series C Certificate of Designations.

(**) Shares of Common Stock of Logical Choice Corporation issuable upon conversion of Series C Preferred Shares; provided that such shares have a Market Value not less than $16,460,000.

(***) Includes Option Shares plus Adjustment Shares issuable upon conversion of Series C Preferred Stock under Section 2.1(g) and Section 2.1(i) of the Option Agreement. Shares to be rounded to closed whole number.